Exhibit 10.02
[Executed Version]
INCREMENTAL FACILITY ASSUMPTION AGREEMENT dated as of March 29, 2012 (this “Assumption Agreement”), related to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 15, 2011 (the “Credit Agreement”), among El Paso Electric Company, a Texas corporation (“El Paso”), The Bank of New York Mellon Trust Company, N.A., a national banking association with trust powers, not in its individual capacity, but solely in its capacity as successor trustee of the Rio Grande Resources Trust II (as successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, successor by merger to The Chase Manhattan Bank, successor by merger to Chase Bank of Texas, National Association, successor by change of name to Texas Commerce Bank National Association, as trustee of the Rio Grande Resources Trust II) (the “Trustee”; each of El Paso and the Trustee is referred to herein individually as a “Borrower” and collectively as the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as issuing bank and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Union Bank, N.A., as syndication agent (in such capacity, the “Syndication Agent”).
A.Pursuant to Section 2.21 of the Credit Agreement, El Paso has requested that the Total Commitment be increased by the full Incremental Facility Amount, such that the Total Commitment will increase from $200,000,000 to $300,000,000.
B.In connection with the foregoing, El Paso has requested that each person set forth on Schedule I hereto (the “Incremental Lenders”), severally and not jointly, commit to provide that portion of the Incremental Facility Amount set forth opposite its name on such Schedule I. The commitments to provide the Incremental Facility Amount are referred to herein as the “Incremental Commitments”.
C.The Incremental Lenders are willing to provide the Incremental Commitments on the Incremental Facility Effective Date (as defined below), on the terms and subject to the conditions set forth herein and in the Credit Agreement.
Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms; Interpretation; Etc. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction set forth in Section 1.02 of the Credit Agreement shall apply equally to this Assumption Agreement. This Assumption Agreement shall be a “Loan Document”.
SECTION 2. Incremental Commitments. (a) Each Incremental Lender, effective upon the Incremental Facility Effective Date, hereby agrees that (i) in respect of each Incremental Lender that is a Lender immediately prior to the Incremental Facility Effective Date, such Lender's Commitment in effect immediately prior to the Incremental Facility Effective Date shall be increased by the amount set forth next to such Lender's name on Schedule I hereto and (ii) in respect of each Incremental Lender that is not a Lender immediately prior to the Incremental Facility Effective Date (each, an “Augmenting Lender”), such Augmenting Lender's

Commitment shall be the amount set forth next to such Augmenting Lender's name on Schedule I hereto. All such Incremental Commitments shall constitute “Commitments” and all Incremental Lenders shall constitute “Lenders”, in each case for all purposes of the Credit Agreement and the other Loan Documents.
(b) From and after the Incremental Facility Effective Date, each Augmenting Lender shall be a party to the Credit Agreement, entitled to all rights, powers and privileges, and subject to all obligations, of a Lender thereunder, including without limitation (i) the right to receive all payments made by the Borrowers in respect of the Loans made by such Augmenting Lender, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Incremental Facility Effective Date, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Administrative Agent under the Credit Agreement according to its Applicable Percentage, (iii) the right to set‑off and to appropriate and apply deposits of the Borrowers as set forth in the Credit Agreement and (iv) the right to receive notices, requests, demands and other communications.
(c) Each Augmenting Lender (i) confirms that it has received a copy of each Loan Document (other than the Fee Letter), together with copies of the most recent financial statements delivered by El Paso pursuant to Sections 5.04(a) and (b) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) represents and warrants to the Administrative Agent that it has duly executed and delivered this Assumption Agreement and that the execution, delivery and performance by such Augmenting Lender of this Assumption Agreement have been duly authorized by all necessary action (corporate or otherwise) and (vi) agrees that it will deliver to the Administrative Agent an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement.
(d) In order to effectuate the increase in the Total Commitment contemplated hereby, each of the parties hereto hereby agrees that, on the Incremental Facility Effective Date, each Incremental Lender shall purchase by assignment from the other Lenders (and such other Lenders shall assign to the Incremental Lenders) such portion of the outstanding Loans (including, without limitation, any Loans deemed made pursuant to Section 2.02(f) of the Credit Agreement), if any, owing to them as shall be designated by the Administrative Agent, such that, after giving effect to all such purchases and assignments, the outstanding Loans owing to each Lender shall equal such Lender's Applicable Percentage of the aggregate amount of Loans owing to all Lenders. Any prepayment described in this paragraph (d) shall be subject to Section 2.14 of the Credit Agreement, but shall otherwise be without premium or penalty. In connection with this Assumption Agreement, the Administrative Agent hereby waives the processing and recordation fee of $3,500 otherwise required to be paid pursuant to Section 10.04(b) of the Credit Agreement.

SECTION 3. Participation Fees. As consideration for the Incremental Commitments hereunder, El Paso agrees to pay to each Incremental Lender, through the Administrative Agent, a participation fee (collectively, the “Participation Fees”) equal to 0.20% of the aggregate amount of the Incremental Commitments of such Incremental Lender on the Incremental Facility Effective Date. The Participation Fees shall be payable in full in immediately available funds on the Incremental Facility Effective Date. Once paid, the Participation Fees shall not be refundable, in whole or in part.
SECTION 4. Waiver of Notice. The Incremental Lenders (other than the Augmenting Lenders) hereby waive the notice requirements of Section 2.21(a) of the Credit Agreement, solely in relation to the Incremental Commitments.
SECTION 5. Effectiveness; Conditions Precedent to Incremental Commitments. This Assumption Agreement shall become effective as of the date (the “Incremental Facility Effective Date”) that the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of the Borrowers and each Incremental Lender. The obligation of the Incremental Lenders to provide Incremental Commitments hereunder shall be subject to the satisfaction of the following conditions precedent:
(a) The representations and warranties set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Facility Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(b) At the time of and immediately after the Incremental Facility Effective Date, no Event of Default or Default shall have occurred and be continuing.
(c) The Administrative Agent shall have received a certificate dated the Incremental Facility Effective Date and executed by a Financial Officer of El Paso, confirming compliance with the conditions precedent set forth in Sections 5(a) and (b) above that pertain to El Paso.
(d) The Administrative Agent shall have received a certificate dated the Incremental Facility Effective Date and executed by a Senior Associate of the Trustee, confirming compliance with the conditions precedent set forth in Sections 5(a) and (b) above that pertain to the Trustee.
(e) The Administrative Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation as shall be reasonably required by the Incremental Lenders, in each case consistent with those delivered on the Effective Date under clauses (a), (b) and (c) of Section 4.02 of the Credit Agreement.
(f) The Borrowers shall have received all consents, approvals and authorizations of, and shall have made all registrations and filings with, any Governmental Authority required in connection with the increase in the

Total Commitment, each of which shall be in full force and effect and not subject to any appeal or stay.
(g) (i) The Administrative Agent shall have received the Participation Fees and all other amounts due and payable on or prior to the Incremental Facility Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document; and (ii) the Syndication Agent shall have received all fees payable by El Paso pursuant to that certain fee letter agreement, dated as of the date hereof, between the Syndication Agent and El Paso, together with, to the extent invoiced, reimbursement or payment of all reasonable fees and out-of-pocket disbursements of counsel to the Syndication Agent and other out-of-pocket expenses of the Syndication Agent required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.
(h) The Administrative Agent shall have received such other consents, authorizations, certificates and other documents as the Administrative Agent may reasonably request in connection with the Incremental Commitments (including, without limitation, any new or replacements Notes requested by an Incremental Lender pursuant to Section 2.04(e) of the Credit Agreement).
(i) The Administrative Agent shall have received an Administrative Questionnaire from each Augmenting Lender.
SECTION 6. Effect of Assumption Agreement. Except as expressly set forth herein, this Assumption Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Syndication Agent or the Borrowers under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement, as modified hereby.
SECTION 7. Expenses. El Paso agrees to reimburse the Administrative Agent, the Issuing Bank and the Syndication Agent for all reasonable out-of-pocket expenses incurred in connection with this Assumption Agreement in accordance with the Credit Agreement, including the reasonable fees, charges and disbursements of (a) Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and (b) Hughes Hubbard & Reed LLP, counsel for the Syndication Agent.
SECTION 8. Counterparts. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. Delivery of an executed counterpart of a signature page of this Assumption Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
SECTION 9. Applicable Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 10. Headings. The headings of this Assumption Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Steven P. Busser
Name: Steven P. Busser
Title: Vice President, Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY IN ITS CAPACITY AS TRUSTEE

By:	/s/ Rafael Martinez
Name: Rafael Martinez
Title: Senior Associate

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Issuing Bank and as an Incremental Lender

By:	/s/ Joseph W. Mullings
Name: Joseph W. Mullings
Title: Senior Vice President

UNION BANK, N.A., as Syndication Agent and as an Incremental Lender

By:	/s/ John Guilds
Name: John Guilds
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as an Incremental Lender

By:	/s/ John Prigge
Name: John Prigge
Title: Vice President

COBANK, ACB, as an Incremental Lender

By:	/s/ John H. Kemper
Name: John H. Kemper
Title: Vice President

Incremental Commitments

Incremental Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$21,875,000
Union Bank, N.A.	$21,875,000
U.S. Bank National Association	$18,750,000
CoBank, ACB	$37,500,000
TOTAL COMMITMENT	$100,000,000